Exhibit (d)(2)

CONFIDENTIALITY/NONDISCLOSURE AGREEMENT

October 30, 2018

MTY Franchising USA, Inc.

9311 E. Via de Ventura

Scottsdale, AZ

85258

Attention: Cooper McKee

Dear Cooper :

In connection with a possible negotiated transaction (the “Transaction”) involving Papa Murphy’s Holdings, Inc. (the “Company”) relating to the potential acquisition of the Company by MTY Franchising USA, Inc. (the “Acquiror”), each party to this letter agreement expects to make available to the other certain information concerning its business, financial condition, operations, assets and liabilities. Each of the Company and the Acquiror agree that any Evaluation Material (as defined below) furnished by the other party shall be governed by the following terms and conditions. The party receiving Evaluation Material shall be deemed to be the “Receiving Party,” and the party furnishing Evaluation Material shall be deemed to be the “Disclosing Party” for the purposes of this letter agreement. As a condition to any such information being furnished by the Disclosing Party’s directors, officers, employees, agents and/or advisors (including, without limitation, attorneys, accountants and financial advisors) (collectively, the “Disclosing Party’s Representatives”), to the Receiving Party’s directors, officers, employees, debt financing sources, agents and/or advisors (including, without limitation, attorneys, accountants and financial advisors) (collectively, the “Receiving Party’s Representatives,” and when the Receiving Party is the Acquiror, such Receiving Party’s Representatives will also be referred to as the “Acquiror’s Representatives”), the Receiving Party agrees to treat any information concerning the Disclosing Party or others (whether prepared by the Disclosing Party, the Disclosing Party’s Representatives or others and irrespective of the form of communication) that was previously, or is now or in the future, furnished to the Receiving Party or to the Receiving Party’s Representatives by or on behalf of the Disclosing Party (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or the Receiving Party’s Representatives (irrespective of form) which contain, reflect or are based upon, in whole or in part, the information furnished to the Receiving Party or the Receiving Party’s Representatives pursuant hereto. The term “Evaluation Material” does not include information which:

•	is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or the Receiving Party’s Representatives in violation of this letter agreement;

•

was within the Receiving Party’s possession prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information;

•

becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or any of the Disclosing Party’s Representatives, provided that such source is not known by the Receiving Party, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information; or

•	is independently developed by the Receiving Party or the Receiving Party’s Representatives without use of or reference to the Evaluation Material.

•

Disclosing Party acknowledges that Receiving Party and its affiliates are major participants in the restaurant and food retail industry, and that as such most of the non-financial Evaluation Material is already known by it.

The parties hereby agree that the Receiving Party and the Receiving Party’s Representatives shall use the Evaluation Material solely for the purpose of evaluating the Transaction (and in no event for the purpose of competing with the Disclosing Party), that the Evaluation Material will be kept confidential and that the Receiving Party and the Receiving Party’s Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (a) the Receiving Party may make any disclosure of such information to which the Disclosing Party gives its prior written consent, and (b) any of such information may be disclosed to the Receiving Party’s Representatives who need to know such information for the sole purpose of evaluating the Transaction and who agree to keep such information confidential and not to disclose such information in accordance with the terms of this letter agreement. Subject to the immediately preceding paragraph, any Evaluation Material disclosed pursuant to this paragraph shall remain treated as Evaluation Material under this letter agreement in all other respects. In any event, the Receiving Party shall be responsible for any breach of this letter agreement (including any prohibited or unauthorized use of the Evaluation Material) by any of the Receiving Party’s Representatives and the Receiving Party agrees, at its sole expense, to take all reasonable measures to restrain the Receiving Party’s Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

In addition, the parties agree that, without the prior written consent of the Disclosing Party, the Receiving Party and the Receiving Party’s Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to the Receiving

Party, that discussions or negotiations are taking place concerning a possible transaction involving the Disclosing Party, or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided, however, that the Receiving Party may make such disclosure if based on the advice of the Receiving Party’s outside counsel, nondisclosure by the Receiving Party would result in a violation of law or the applicable rules of the national securities exchange in which the securities of the Receiving Party are traded from time to time.

In the event that the Receiving Party or any of the Receiving Party’s Representatives are requested or required by applicable law, regulation or legal process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or otherwise) to disclose any of the Evaluation Material (or any of the information described in the preceding paragraph (the “Other Confidential Information”)), the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement, other than with respect to a general disclosure to a regulatory authority not specifically targeting the information (whether in a report or pursuant to audit, examination, interrogatories or request for information or documents or routine supervisory oversight), so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of the Receiving Party’s Representatives are nonetheless, based on the advice of outside counsel, legally compelled to disclose Evaluation Material (or any of the Other Confidential Information), the Receiving Party or the Receiving Party’s Representative may, without liability hereunder, disclose only that portion of the Evaluation Material or the Other Confidential Information that the Receiving Party is legally required to disclose, provided that the Receiving Party and the Receiving Party’s Representatives exercise commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Other Confidential Information, including, without limitation, by cooperating with the Disclosing Party, at the Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Other Confidential Information following disclosure.

If the Acquiror decides that it does not wish to proceed with the Transaction, the Acquiror will promptly inform the Company of that decision in writing (including by email). In that case, or at any time upon the request of the Disclosing Party for any reason, the Receiving Party will promptly deliver to the Disclosing Party or destroy all Evaluation Material (and all copies thereof) furnished to the Receiving Party or the Receiving Party’s Representatives by or on behalf of the Disclosing Party pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by the Receiving Party or the Receiving Party’s Representatives shall be destroyed and no copy thereof in any form or medium shall be retained; provided, that notwithstanding any other provision of this paragraph, the Receiving Party may retain Evaluation Materials to the extent required by regulatory authorities or pursuant to automatic archival and similar document retention systems and requirements. If requested by the Disclosing Party, the Receiving Party will provide the Disclosing Party a written certification that the Receiving Party and the Receiving Party’s Representatives have complied with the provisions of this paragraph. Notwithstanding the return or destruction of the Evaluation Material or any such certification, the Receiving Party and the Receiving Party’s Representatives

will continue to be bound by their obligations of non-use, confidentiality and other obligations hereunder.

The Receiving Party understands and acknowledges that neither the Disclosing Party nor any of the Disclosing Party’s Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that neither the Disclosing Party nor any of the Disclosing Party’s Representatives shall have any liability to the Receiving Party or any of the Receiving Party’s Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

The Acquiror agrees that, for a period of two years from the date of this letter agreement (the “Standstill Period”), unless the Acquiror shall have been specifically invited in writing by the Company, neither the Acquiror nor any of the Acquiror’s affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), nor any of the Acquiror’s Representatives acting on behalf of or in concert with the Acquiror (or any of its affiliates) will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition, whether by purchase or otherwise, of any loans, securities, assets or rights to acquire securities of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its subsidiaries; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any voting securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any of its affiliates; (d) take any action which could reasonably be expected to force the Company or any of its affiliates to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing (clauses (a) through (e) are collectively referred to herein as the “Standstill”). The Acquiror also agrees during such period not to make public disclosure of any request to the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

Each party understands and agrees that no contract or agreement providing for the Transaction shall be deemed to exist unless and until a final definitive agreement has been executed and delivered by the Company and the Acquiror, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with the Transaction unless and until both parties shall have entered into a final definitive agreement. Each party also agrees that unless and until a final definitive agreement regarding the Transaction has been executed and delivered, the other party will be under no legal obligation of any kind whatsoever with respect to the Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Each party further acknowledges and agrees that the other party reserves the right, in its sole discretion, to reject any and all proposals with regard to the Transaction, and to terminate discussions and negotiations at any time. The Company (i) may conduct the process that may or may not result in the Transaction in such manner as the Company, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the Acquiror) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the Acquiror) the procedures relating to the parties’ consideration of the Transaction (including, without limitation, terminating all further discussions with the Acquiror and requesting that it return or destroy the Evaluation Material as described above).

Each party is aware, and will advise its representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws (i) on the purchase or sale of securities by any person who has received material, non-public information about a publicly traded company and (ii) on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

The Acquiror agrees that, for a period of one year from the date of this letter agreement, the Acquiror and its affiliates that have received Evaluation Material (or are acting at the suggestion or direction of the Acquiror) will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom the Acquiror or the Acquiror’s Representatives had contact or who was specifically identified to the Acquiror or the Acquiror’s Representatives during the period of the Acquiror’s investigation of the Company, without obtaining the prior written consent of the Company. Notwithstanding the foregoing, this letter agreement shall also not prohibit any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such employees nor shall it prohibit the solicitation or hiring of any such employee who the Acquiror can demonstrate initiates employment discussions with the Acquiror or its affiliates.

The Acquiror agrees not to initiate, contact, or engage in discussions with any current or former employee, franchisee, supplier or agent of the Company in connection with the Transaction without the prior written consent of the Company or North Point Advisors LLC (“North Point”). All requests for information, tours and meetings, all questions or discussions relating to the procedures in making a proposal and all communications regarding the Transaction will be directed to the Company or North Point.

The Receiving Party understands and agrees that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. No provision of this letter agreement may be waived except by written consent of the parties.

The Receiving Party further understands and agrees that money damages would not be a sufficient remedy for any breach of this letter agreement by the Receiving Party or any of the

Receiving Party’s Representatives and that the Disclosing Party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Receiving Party or the Receiving Party’s Representatives of this letter agreement, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the Receiving Party or any of the Receiving Party’s Representatives have breached this letter agreement, the Receiving Party shall be liable for and pay to the Disclosing Party the reasonable legal fees incurred by the Disclosing Party in connection with such litigation, including any appeal therefrom.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This letter agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof relating to the Transaction, and supersedes all prior agreements and undertakings, both written and oral, between the Acquiror and the Company with respect to the subject matter hereof relating to the Transaction. The parties’ obligations hereunder, unless specifically provided otherwise, shall continue for a period of two years following the date of this letter agreement.

Please confirm the Acquiror’s agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between the Acquiror and the Company.

Very truly yours,

PAPA MURPHY’S HOLDINGS, INC.

By:	/s/ Victoria J. Tullett
Name:	Victoria J. Tullett
Title:	Chief Legal Officer

Accepted and agreed as of the

date first written above:

MTY Franchising USA, Inc.

By:	/s/ Eric Lefebvre
Name:	Eric Lefebvre
Title:	President